Exhibit 10.16

UNITED COMPONENTS, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into effective as of September 8, 2009 (the “Effective Date”), by and between Mark Blaufuss (the “Executive”) and United Components, Inc. (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 1 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company (or one of its Affiliates), the parties agree as follows:

1.      Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)         Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.  Affiliates of Carlyle Partners III, L.P., a Delaware limited partnership, shall include all Persons directly or indirectly controlled by TC Group, LLC, a Delaware limited liability company.

(b)         Board.  “Board” shall mean the Board of Directors of the Company or its Parent.

(c)         Cause.  “Cause” shall mean:

(i)        the Executive’s failure to use his reasonable best efforts to follow a legal written order of the Board or the CEO, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of notice;

(ii)       Executive’s gross or willful misconduct with regard to the Company;

(iii)      Executive’s conviction of a felony or crime involving material dishonesty;

(iv)     Executive’s fraud or personal dishonesty involving the Company’s assets (but excluding expense reimbursement disputes as to which Executive had a reasonable good faith belief that his conduct was within the policies of the Company); or

(v)       the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

(d)         Change in Control.  “Change in Control” shall mean a change in ownership or control of the Company or Parent effected through a transaction or series of transactions (other than an offering of common stock of the Company or Parent to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, Parent or any of their respective subsidiaries, an employee benefit plan maintained by the Company, Parent or any of their respective subsidiaries, a Principal Stockholder, any Affiliate of a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company, Parent or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company or Parent possessing more than fifty percent (50%) of the total combined voting power of the Company’s or Parent’s securities outstanding immediately after such acquisition.

(e)         CEO.  “CEO” shall mean the Chief Executive Officer of the Company.

(f)         Disability.  “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s duties as an employee of the Company for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

(g)         Exchange Act.  “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(h)         Good Reason.

(i)        “Good Reason” shall mean:

(1) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(2) a material diminution in the Executive’s compensation; or

(3) a material breach of this Agreement by the Company.

(ii)       Notwithstanding the foregoing, a Termination of Employment shall not be treated as a Termination of Employment for Good Reason unless the Executive shall have delivered to the Company a notice of termination stating that the Executive intends to terminate employment for Good Reason within ninety (90) days, and such Termination of Employment must occur within one year, of the Executive’s having actual knowledge of the initial occurrence of one or more of such events, provided, in each such event, the Company fails to cure within thirty (30) days of receipt of such notice of termination.

(i)         Parent.  “Parent” shall mean UCI Holdco, Inc.

(j)         Person.  “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(k)         Principal Stockholder.  “Principal Stockholder(s)” shall mean Carlyle Partners III, L.P., a Delaware limited partnership, or any of its Affiliates to which (a) the Carlyle Partners III, L.P. or any other Person transfers shares of common stock of Parent, or (b) Parent issues shares of common stock of Parent.

(l)          Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

(m)        Termination of Employment.  “Termination of Employment” shall mean the time when the engagement of the Executive as an employee of the Company is terminated by the Company, but excluding terminations where there is simultaneous commencement by the Executive of a relationship with the Company or any of its Affiliates as an employee.  In no event shall a “Termination of Employment” occur under this Agreement until the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(n)         Termination Date.  “Termination Date” shall mean the effective date of the Executive’s Termination of Employment.

2.      Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties under this Agreement have been satisfied.

3.      Severance.

(a)         General.  If the Executive experiences a Termination of Employment as a result of the Company terminating the Executive without Cause or the Executive terminating his employment for Good Reason, then, subject to the Executive signing and not revoking the Release as set forth below and subject to the continued compliance of the Executive with Sections 4 and 5 of this Agreement, the Executive shall be entitled to (i) severance equal to twelve (12) months of Executive’s annual base salary as in effect on the Termination Date, and (ii) reimbursement for, or direct payment to the carrier for, the premium costs under COBRA for the Executive and, where applicable, his spouse and dependents, until the earlier of (x) twelve (12) months following the Termination Date, and (y) the date Executive is employed by another employer, under the same or  comparable Company group medical and dental plans to the group medical and dental plans that Executive was participating in as of the Termination Date; provided that if a same or comparable Company group plan is, at any time during such twelve month period, not available generally to senior officers of the Company, the Executive shall receive reimbursement for, or direct payment to the carrier for, the premium costs under COBRA under a group plan that is available to such senior officers of the Company (together, the “Severance”).  For the avoidance of doubt, the Executive shall not be entitled to Severance in the event the Executive experiences a Termination of Employment for Cause, due to death, Disability, or the Executive’s resignation for any reason other than Good Reason.

(b)         On or Following a Change in Control.  If the Executive experiences a Termination of Employment as a result of the Company terminating the Executive without Cause or the Executive terminating his employment for Good Reason on or following the date of a Change in Control, then the twelve (12) month periods in Section 3(a) and Section 4 shall be twenty-four (24) months.

(c)         Release; Payment Timing; Separate Payments. Notwithstanding any provision to the contrary in this Agreement, no Severance payments shall be made unless (i) on or following the Termination Date and on or prior to the 50th day following the Termination Date the Executive executes a waiver and release of claims agreement in the form attached hereto as Exhibit A (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (ii) such Release shall not have been revoked by the Executive on or prior to the 8th day following the date of the Release.  The Severance payments shall be payable in the form of salary continuation and shall be paid at the same time and in the same manner as the Executive’s annual base salary would have been paid if Executive had remained in active employment with the Company through the end of the applicable Severance period in accordance with the Company’s normal payroll practices as in effect on the Termination Date, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the date of termination of Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date.  Each separate Severance installment payment shall be a separate payment under this Agreement for all purposes.

4.      Non-Competition; Non-Solicitation; Non-Disparagement.

(a)         The Executive shall not, at any time while employed by the Company and for twelve (12) months after the Termination Date with respect to the Executive’s Termination of Employment for any reason, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Company anywhere in the world; provided, however, that the Executive shall be permitted to acquire and/or hold a passive stock interest in such a business if the stock interest acquired and/or held is publicly traded and constitutes not more than two percent (2%) of the outstanding voting securities of such business.

(b)         The Executive shall not, at any time while employed by the Company and for twelve (12) months after the Termination Date with respect to the Executive’s Termination of Employment for any reason, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.

(c)         In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)         As used in this Section 4, (i) the term “Company” shall include the Company and its direct or indirect parents and subsidiaries.

(e)         The Executive agrees, while employed by the Company and following the Termination Date, to refrain from disparaging the Company and its Affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.

5.      Nondisclosure of Proprietary Information.

(a)         Except in connection with the faithful performance of the Executive’s duties as an employee of the Company or pursuant to Section 5(c) and (e), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)         Upon a Termination of Employment for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)         The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)         As used in this Section 5 and Section 6, the term “Company” shall include the Company and its direct or indirect parents and subsidiaries.

(e)         Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

6.      Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the time the Executive is employed by the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

7.      Injunctive Relief.  It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 4, 5 and 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 4, 5 and 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without having to prove damages.

8.      Assignment and Successors.

(a)         Company’s Successors.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

(b)         Executive’s Successors.    Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall be binding upon and inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.      Notices.

(a)         General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to the Company’s Chief Executive Officer at its headquarters.

(b)         Notice of Termination.  Any termination by the Company for Cause shall be communicated by a notice of termination to the Executive given in accordance with this Section 9.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice).

10.    Reimbursements and In-kind Benefits.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  In no event shall the Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

11.   Miscellaneous Provisions.

(a)         Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties (including, without limitation Sections 3 to 6) will survive any such termination for such periods as may be appropriate under the circumstances.

(b)         No Duty to Mitigate; Effect on Other Arrangements.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement; however, the Severance received by the Executive pursuant to this Agreement shall supersede and replace any cash severance payments and Company-paid healthcare continuation that the Executive may be entitled to receive under the terms of any other employment or severance agreements or arrangements with the Company.  Except as otherwise provided in this Agreement, this Agreement shall not affect the rights of the Executive under or the entitlement of the Executive to participate in any employee benefit plans or programs of the Company that are applicable to the Executive, in accordance with the terms and conditions or such plans or programs.

(c)         Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to any severance payments payable to the Executive in connection with his Termination of Employment and shall supersede all prior understandings and agreements, whether written or oral, including the severance provided under the letter agreement dated September 1, 2007.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(d)         Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)         Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Indiana.

(f)         Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Evansville, Indiana in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 4, 5 and 6 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 10(f), the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.

(g)         Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)         Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(i)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	United Components, Inc.

	By:	/s/ Bruce Zorich

	Title:	Bruce Zorich

EXECUTIVE:	/s/ Mark Blaufuss
Signature

Mark Blaufuss
Printed Name

EXHIBIT A

General Release and Waiver

For and in consideration of the payments and other benefits due to Keith Zar (the “Executive”) pursuant to the Severance Agreement, dated as of [               ] __, 2008 (the “Severance Agreement”), by and between United Components, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Severance Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under Sections 3(a) or (b) of the Severance Agreement or under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification, contribution or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law.

This Release is subject to Sections 11(e) and (f) of the Severance Agreement.  This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	KEITH ZAR

Date	UNITED COMPONENTS, INC.